Analyst Contacts:    Thad Vayda                    News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:    Guy A. Cantwell     FOR RELEASE: May 8, 2013
+1 713-232-7647

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2013 RESULTS

•	First quarter 2013 revenues were $2.197 billion, compared with $2.326 billion in the fourth quarter 2012;

•	Operating and maintenance expenses for the first quarter were $1.375 billion, compared with $1.438 billion in the fourth quarter 2012;

•
First quarter 2013 net income attributable to controlling interest was $321 million, which included $16 million of net unfavorable items. This compares with the fourth quarter 2012 net income attributable to controlling interest of $456 million, which included $126 million of net favorable items;

•	First quarter Annual Effective Tax Rate(1) from continuing operations was 19.2 percent, compared with 7.8 percent in the fourth quarter of 2012;

•
First quarter 2013 net income attributable to controlling interest was $0.88 per diluted share. After adjusting for net unfavorable items, adjusted earnings from continuing operations were $337 million, or $0.93 per diluted share;

•	Cash flows from operating activities were $106 million in the first quarter, compared with $923 million in the fourth quarter 2012;

•
Revenue efficiency(2) was 88.0 percent in the first quarter, compared with 94.7 percent, in the fourth quarter of 2012. Ultra-deepwater revenue efficiency was 83.8 percent, compared with 95.5 percent in the prior quarter. The lower revenue efficiency was due to the replacement of original equipment manufacturer (“OEM”) defective bolts in subsea well control equipment and other unrelated downtime, primarily on certain ultra-deepwater rigs.

•	Total rig utilization(3) was 80 percent in the first quarter, compared with 79 percent in the fourth quarter of 2012; and

•	Contract backlog was $28.5 billion as of the April 18, 2013 Fleet Status Report. Since April 18, 2013, additional contracts totaling $199 million were secured.

ZUG, SWITZERLAND - Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest of $321 million, or $0.88 per diluted share, for the three months ended March 31, 2013. First quarter 2013 results included net unfavorable items, after tax, of $16 million, or $0.05 per diluted share, including $49 million, or $0.15 per diluted share, related to an adjustment in contingencies associated with the Macondo well incident and other items, partially offset by $33 million, or $0.10 per diluted share, associated with favorable discrete tax benefits.
After consideration of these net unfavorable items, first quarter 2013 adjusted earnings from continuing operations were $337 million, or $0.93 per diluted share. A reconciliation of the non-GAAP adjusted net income and diluted earnings per share is included in the accompanying schedules.
The first quarter results compare with net income attributable to controlling interest of $10.0 million, or $0.03 per diluted share, for the three months ended March 31, 2012. First quarter 2012 included net unfavorable items of $255 million, or $0.72 per diluted share. The net unfavorable items were primarily associated with goodwill impairment losses of $135 million, or $0.38 per diluted share, and losses associated with discontinued operations of $137 million, or $0.39 per diluted share. After consideration of these net unfavorable items, first quarter 2012 adjusted earnings from continuing operations were $265 million, or $0.75 per diluted share.
Operations Quarterly Review
Revenues for the three months ended March 31, 2013 were $2.197 billion, compared with revenues of $2.326 billion during the quarter ended December 31, 2012, a decrease of $129 million. The decrease was due to lower revenue efficiency primarily on ultra-deepwater floaters, partly offset by fewer out-of-service days. Ultra-deepwater revenue efficiency decreased to 83.8 percent from 95.5 percent in the prior quarter. Total fleet revenue efficiency was 88.0 percent in the first quarter, compared with 94.7 percent in the fourth quarter of 2012. As expected, the lower revenue efficiency in the first quarter was due in part to the replacement of OEM defective bolts in subsea well control equipment. Unrelated well control equipment and other operational downtime on certain ultra-deepwater rigs also contributed to the decrease in revenue efficiency.
Operating and maintenance expenses decreased $63 million to $1.375 billion for the first quarter of 2013, compared with $1.438 billion for the prior quarter. The decrease was primarily due to lower maintenance and shipyard expenses associated with rigs undergoing surveys and other projects, partly offset by the effect of an adjustment in contingencies associated with the Macondo well incident.
General and administrative expenses were $67 million for the first quarter of 2013, compared with $65 million in the previous quarter.
Annual Effective Tax Rate
Transocean's first quarter Effective Tax Rate(4) from continuing operations was 5.7 percent, compared with (20.7) percent in the fourth quarter of 2012. The increase in the Effective Tax Rate was due to changes in estimates, primarily related to settlements of prior years' tax liabilities. Transocean's

Annual Effective Tax Rate from continuing operations for the first quarter of 2013 was 19.2 percent. This compares with 7.8 percent for the prior quarter. The increase was primarily due to changes in the blend of income that is taxed based on gross revenues versus pre-tax income, rig movements between taxing jurisdictions and a decrease in the foreign exchange effect of the Norwegian krone versus the U.S. dollar.
Other Items
Interest expense, net of amounts capitalized, was $157 million in the first quarter of 2013, compared with $180 million in the prior quarter, a decrease of $23 million. The decrease reflects the repurchase of the 1.5% Series C Convertible Senior Notes in the fourth quarter of 2012. Capitalized interest for the first quarter was $21 million, compared with $18 million in the fourth quarter of 2012. Interest income was $17 million in the first quarter of 2013, compared with $13 million in the prior quarter.
Cash flows from operating activities were $106 million for the first quarter, compared with $923 million for the fourth quarter of 2012. The decrease was primarily due to working capital changes, including the first installment of $400 million, plus interest, required under the consent decree agreed with the U.S. Department of Justice in January 2013 resulting from the Macondo well incident. Capital expenditures from continuing operations were $488 million for the first quarter, compared with $657 million in the fourth quarter of 2012.
Cost Reduction Initiatives
In the fourth quarter of 2012, the company commenced an organizational efficiency initiative to align its shore-based support infrastructure with the post-divestiture size, composition and geographic location of its fleet, representing an initial phase in the company's ongoing plan to improve operating margins. This restructuring is expected to result in a more efficient and focused organization that delivers the highest level of support to our rig operations without compromising safety or operational integrity.
Based on preliminary analysis, the company currently anticipates achieving annualized savings associated with this initial phase of our cost reduction initiative of approximately $300 million. The expected reduction in onshore costs includes, among other items, the consolidation of facilities, the streamlining of business functions and processes, as well as elimination of processes, programs and tasks that are not central to supporting our core business of operating our rigs safely and efficiently.
Transocean continues to review its entire cost structure, including its offshore and project expenditures, with the objective of achieving additional improvements in operating margins. The company will provide periodic updates on its cost reduction plans and progress.
Forward-Looking Statements
The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which could be made include, but are not limited to, changes in tax estimates, statements involving anticipated reduction in costs, timing of costs savings or expectations of the onshore organizational efficiency initiative and the offshore operations initiative, or the company's competitiveness. These include but are not limited to operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas and other factors, including those discussed in the company's most recent Form 10-K for the year ended December 31, 2012 and in the company's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company's web site at www.deepwater.com.
This press release or referenced documents does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.
Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EDT, 4:00 p.m. CEST, on Thursday, May 9, 2013. To participate, dial +1 913-312-1496 and refer to confirmation code 6076751 approximately five to 10 minutes prior to the scheduled start time of the call.
In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean's website at www.deepwater.com and selecting "Investor Relations." A file containing four charts that may be discussed during the conference call, titled "1Q13 Charts," has been posted to Transocean's website and can be found by selecting "Investor Relations/Quarterly Toolkit." The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean's New York Stock Exchange trading symbol, "RIG."
A telephonic replay of the conference call should be available after 3:00 p.m. EDT, 9:00 p.m. CEST, on May 9, 2013, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the confirmation code 6076751. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced internet addresses. Both replay options will be available for approximately 30 days.
About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.
Transocean owns or has partial ownership interests in, and operates a fleet of, 83 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh

Environment drilling rigs), 25 Midwater Floaters and 10 High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and two High-Specification Jackups under construction.
For more information about Transocean, please visit the website www.deepwater.com or www.transoceanvalue.com.
Notes
(1) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled "Supplemental Effective Tax Rate Analysis."
(2) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled "Revenue Efficiency."
(3) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage. See the accompanying schedule entitled "Utilization."
(4) Effective Tax Rate is defined as income tax expense from continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled "Supplemental Effective Tax Rate Analysis."

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended March 31,
	2013	2012
Operating revenues
Contract drilling revenues	$2,145	$2,014
Other revenues	52	96
	2,197	2,110
Costs and expenses
Operating and maintenance	1,375	1,242
Depreciation	275	285
General and administrative	67	69
	1,717	1,596
Loss on impairment	—	(140)
Loss on disposal of assets, net	(7))	(3)
Operating income	473	371

Other income (expense), net
Interest income	17	15
Interest expense, net of amounts capitalized	(157)	(180)
Other, net	(1)	(18)
	(141)	(183)
Income from continuing operations before income tax expense	332	188
Income tax expense	19	34
Income from continuing operations	313	154
Loss from discontinued operations, net of tax	—	(136)

Net income	313	18
Net income (loss) attributable to noncontrolling interest	(8)	8
Net income attributable to controlling interest	$321	$10

Earnings (loss) per share‑basic
Earnings from continuing operations	$0.88	$0.42
Loss from discontinued operations	—	(0.39)
Earnings per share	$0.88	$0.03

Earnings (loss) per share‑diluted
Earnings from continuing operations	$0.88	$0.42
Loss from discontinued operations	—	(0.39)
Earnings per share	$0.88	$0.03

Weighted‑average shares outstanding
Basic	360	350
Diluted	360	350

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$3,689	$5,134
Accounts receivable, net of allowance for doubtful accounts of $20 at March 31, 2013 and December 31, 2012	2,117	2,200
Materials and supplies, net of allowance for obsolescence of $68 and $66 at March 31, 2013 and December 31, 2012, respectively	648	610
Assets held for sale	128	179
Deferred income taxes, net	151	142
Other current assets	400	382
Total current assets	7,133	8,647

Property and equipment	27,404	26,967
Property and equipment of consolidated variable interest entities	1,071	1,092
Less accumulated depreciation	7,443	7,179
Property and equipment, net	21,032	20,880
Goodwill	2,987	2,987
Other assets	1,523	1,741
Total assets	$32,675	$34,255

Liabilities and equity
Accounts payable	$843	$1,047
Accrued income taxes	111	116
Debt due within one year	236	1,339
Debt of consolidated variable interest entities due within one year	28	28
Other current liabilities	2,158	2,933
Total current liabilities	3,376	5,463

Long‑term debt	10,804	10,929
Long‑term debt of consolidated variable interest entities	163	163
Deferred income taxes, net	350	366
Other long‑term liabilities	1,955	1,604
Total long‑term liabilities	13,272	13,062

Commitments and contingencies

Shares, CHF 15.00 par value, 402,282,355 authorized, 167,617,649 conditionally authorized, 373,830,649 issued at March 31, 2013 and December 31, 2012; 360,340,164 and 359,505,251 outstanding at March 31, 2013 and December 31, 2012, respectively	5,142	5,130
Additional paid‑in capital	7,511	7,521
Treasury shares, at cost, 2,863,267 held at March 31, 2013 and December 31, 2012	(240)	(240)
Retained earnings	4,176	3,855
Accumulated other comprehensive loss	(540)	(521)
Total controlling interest shareholders' equity	16,049	15,745
Noncontrolling interest	(22)	(15)
Total equity	16,027	15,730
Total liabilities and equity	$32,675	$34,255

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$313	$18
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangibles	(9)	(11)
Depreciation	275	285
Depreciation and amortization of assets in discontinued operations	—	70
Share‑based compensation expense	21	23
Loss on impairment	—	140
Loss on impairment of assets in discontinued operations	—	93
Loss on disposal of assets, net	7	3
(Gain) loss on disposal of assets in discontinued operations, net	(15)	1
Amortization of debt issue costs, discounts and premiums, net	—	18
Deferred income taxes	(28)	(17)
Other, net	15	15
Changes in deferred revenue, net	(6)	(12)
Changes in deferred expenses, net	17	(49)
Changes in operating assets and liabilities	(484)	(37)
Net cash provided by operating activities	106	540

Cash flows from investing activities
Capital expenditures	(488)	(238)
Capital expenditures for discontinued operations	—	(22)
Proceeds from disposal of assets, net	1	7
Proceeds from disposal of assets in discontinued operations, net	63	34
Other, net	9	12
Net cash used in investing activities	(415)	(207)

Cash flows from financing activities
Repayments of debt	(1,190)	(147)
Proceeds from restricted cash investments	128	108
Deposits to restricted cash investments	(59)	(42)
Distribution of qualifying additional paid-in capital	—	(278)
Other, net	(15)	(9)
Net cash used in financing activities	(1,136)	(368)

Net decrease in cash and cash equivalents	(1,445)	(35)
Cash and cash equivalents at beginning of period	5,134	4,017
Cash and cash equivalents at end of period	$3,689	$3,982

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Contract drilling revenues
High-Specification Floaters:
Ultra-Deepwater Floaters	$1,047	$1,198	$1,092
Deepwater Floaters	254	275	242
Harsh Environment Floaters	282	220	255
Total High-Specification Floaters	1,583	1,693	1,589
Midwater Floaters	429	464	347
High-Specification Jackups	124	108	67
Contract intangible revenue	9	10	11
Total contract drilling revenues	2,145	2,275	2,014

Other revenues
Client reimbursable revenues	39	40	43
Integrated services and other	—	3	—
Drilling management services - non US	13	8	53
Total other revenues	52	51	96
Total revenues	2,197	2,326	2,110

	Average Daily Revenue (1)
	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
High-Specification Floaters:
Ultra-Deepwater Floaters	$457,800	$514,300	$478,100
Deepwater Floaters	327,600	337,100	302,500
Harsh Environment Floaters	454,400	476,400	465,700
Total High-Specification Floaters	429,900	469,300	437,500
Midwater Floaters	291,800	280,300	255,100
High-Specification Jackups	163,000	162,400	112,100
Total	361,200	382,000	358,100

Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
High-Specification Floaters:
Ultra-Deepwater Floaters	94%	94%	93%
Deepwater Floaters	62%	64%	55%
Harsh Environment Floaters	99%	72%	86%
Total High-Specification Floaters	86%	82%	80%
Midwater Floaters	65%	72%	60%
High-Specification Jackups	92%	81%	83%
Total	80%	79%	74%

Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

Revenue Efficiency(3)
Trailing Five Quarters and Historical Data

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012	FY 2012	FY 2011
Ultra-Deepwater	83.8%	95.5%	95.9%	92.4%	89%	93.2%	87.9%
Deepwater	86.4%	90.9%	96.1%	94.5%	83.1%	91.4%	90.7%
Harsh Environment Floaters	97.6%	97.3%	95.4%	97.9%	97.8%	97.1%	97.4%
Midwater Floaters	92.1%	93.9%	90.4%	88.2%	90.6%	90.9%	93.4%
High Specification Jackups	96.4%	95.2%	97.2%	94.3%	92.1%	95%	94.8%
Total	88%	94.7%	94.9%	92.7%	89.6%	93%	90.5%

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(in millions)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012

Income from continuing operations before income taxes	$332	$358	$188
Add back (subtract):
Litigation matters	74	—	—
Acquisition costs	—	—	1
Loss on impairment of goodwill and other assets	—	—	140
Loss on redeemed noncontrolling interest	—	—	11
Gain on retirement of debt	1	—	—
Adjusted income from continuing operations before income taxes	407	358	340

Income tax (benefit) expense from continuing operations	19	(74)	33
Add back (subtract):
Litigation matters	26	—	—
Loss on impairment of goodwill and other assets	—	—	6
Changes in estimates (1)	33	102	28
Adjusted income tax expense from continuing operations (2)	$78	$28	$67

Effective Tax Rate (3)	5.7%	(20.7)%	17.6%

Annual Effective Tax Rate (4)	19.2%	7.8%	19.7%

(1)
Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2)
The three months ended December 31, 2012 includes $(37) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)
Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.